Exhibit 4.1

RELEASE OF GUARANTY

Reference is hereby made to (a) the Revolving Credit Agreement, dated as of February 28, 2013 (as amended to date, the “Credit Agreement”), by and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), JPMORGAN CHASE BANK, N.A. and the other lending institutions from time to time party thereto (individually, a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for itself and each other Lender, and (b) the Guaranty, dated as of February 28, 2013 (the “Guaranty”), among Dolphin Mall Associates LLC, Fairlane Town Center LLC (“Fairlane”), Twelve Oaks Mall, LLC, and Willow Bend Shopping Center Limited Partnership (“Willow Bend”), and the Administrative Agent. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.
On August 7, 2014, the Borrower delivered written notice to the Administrative Agent of its plan to sell Fairlane Town Center and The Shops at Willow Bend, both of which are Eligible Unencumbered Assets, to an affiliate or affiliates of Starwood Capital Group. By such written notice, the Borrower also certified that such disposition is permitted by Section 6.04 of the Credit Agreement and that no Default or Event of Default had occurred or was continuing as of the date of such notice, or would occur on a pro forma basis after giving effect to such disposition. The Borrower has further delivered written notice to the Administrative Agent that such disposition was consummated on the date hereof, and that each of Fairlane Town Center and The Shops at Willow Bend have ceased to be an Eligible Unencumbered Asset as of the date hereof. Section 5.10 of the Credit Agreement provides that the guarantee obligations under the Guaranty of any Subsidiary Guarantor that owns a Property that ceases to be an Eligible Unencumbered Asset shall be released by the Administrative Agent without the need for any consent or approval of the Lenders. The Borrower has requested that the Administrative Agent execute and deliver an instrument of release to so evidence the release of each of Fairlane and Willow Bend from its guarantee obligations under the Guaranty.
Based upon the foregoing, as of the date hereof, the Administrative Agent, on behalf of the Lenders, hereby releases and forever discharges each of Fairlane and Willow Bend from any obligations it may have to the Administrative Agent and Lenders as a Subsidiary Guarantor under the Guaranty. Such release shall not release, discharge, impair or otherwise affect the guarantee obligations of the other Subsidiary Guarantors under the Guaranty, and such guarantee obligations of the other Subsidiary Guarantors shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Release of Guaranty as of October 16, 2014.

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:     /s/ David Weislogel
Name:    David Weislogel
Title:    Authorized Officer

ACKNOWLEDGED AND AGREED:

FAIRLANE TOWN CENTER LLC

By:     /s/ Chris B. Heaphy
Name:    Chris B. Heaphy
Title:    Authorized Signatory

WILLOW BEND SHOPPING CENTER
LIMITED PARTNERSHIP

By:     /s/ Chris B. Heaphy
Name:    Chris B. Heaphy
Title:    Authorized Signatory